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                       [LETTERHEAD OF BREYER & AGUGGIA]

                                                                      EXHIBIT  5


                               December 17, 1997


Board of Directors
SouthBanc Shares, Inc.
907 N. Main Street
Anderson, South Carolina  29621

     RE:  SouthBanc Shares, Inc.
          Registration Statement on Form S-1

To the Board of Directors:

     You have requested our opinion as special counsel for SouthBanc Shares, Inc., a Delaware corporation, in connection with the above-referenced registration statement filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended.

     In rendering this opinion, we understand that the common stock of SouthBanc Shares, Inc. will be offered and sold in the manner described in the Prospectus, which is part of the Registration Statement. We have examined such records and documents and made such examination as we have deemed relevant in connection with this opinion.

     Based upon the foregoing, it is our opinion that the shares of common stock of SouthBanc Shares, Inc. will upon issuance be legally issued, fully paid and nonassessable.

     This opinion is furnished for use as an exhibit to the Registration Statement. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under the heading "LEGAL AND TAX OPINIONS."

                         Sincerely,

                         /s/ Breyer & Aguggia

                         BREYER & AGUGGIA


Washington, D.C.